UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	January 24, 2023

DARLING INGREDIENTS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
            5601 N. MacArthur Blvd., Irving, Texas 75038
                (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock $0.01 par value per share	DAR	New York Stock Exchange	(“NYSE”)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2023, Mary Korby, a member of the Board of Directors (the “Board”) of Darling Ingredients Inc. (the “Company”) since 2014, notified the Board that she plans to retire from the Board effective at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). Ms. Korby will remain a director and maintain her committee memberships through the 2023 Annual Meeting.

On January 26, 2023, the Board elected Larry A. Barden to the Board effective immediately. In connection with Mr. Barden’s election to the Board, the size of the Board was increased to eleven members. In addition, he was also appointed to the Board’s Environmental, Social and Governance Committee. The Board has determined that Mr. Barden is an independent director under the applicable New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines.

In connection with his service as a director, Mr. Barden will receive the Company’s standard non-employee director compensation, which currently consists of an annual retainer equal to $95,000, which Mr. Barden has elected to receive in the form of deferred stock units as permitted under the Company’s Non-Employee Director Compensation Program, and an annual grant of $135,000 in value of restricted stock units, with Mr. Barden to receive a prorated amount of such grant, with the number of restricted stock units granted to be based on the closing price of our common stock on the date of his appointment to the Board. In addition, the Company will enter into its standard form of Indemnification Agreement for directors and executive officers with Mr. Barden, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2008, and is incorporated herein by reference.

Mr. Barden is a retired partner of Sidley Austin LLP (“Sidley”), an international law firm. He served as Chairman of Sidley’s Management Committee from April 2014 until April 2022 and was a member of its Executive Committee from 1999 through April 2022. Mr. Barden’s principal areas of practice were mergers and acquisitions, securities/corporate finance and strategic counseling/corporate governance. He also serves on the boards of various civic and educational organizations.

The Company engages Sidley for a variety of legal services and paid approximately $4.5 million in legal fees to the law firm in 2022 , a significant portion of which was incurred in connection with legal services related to the Company’s acquisition of Valley Proteins and the financings related to that acquisition, as well as the Company’s acquisitions of the FASA Group and Gelnex.

There are no arrangements or understandings between Mr. Barden and any other person pursuant to which Mr. Barden was selected as a director, and, other than as described above, there are no transactions between Mr. Barden and the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing Ms. Korby’s upcoming retirement and Mr. Barden’s election to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press Release dated January 26, 2023.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INGREDIENTS INC.

Date: January 26, 2023	By:	/s/ John F. Sterling
John F. Sterling
Executive Vice President, General Counsel

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